UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 19, 2012

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 19, 2012, Active Power, Inc. (the “Company”) received approval from NASDAQ to transfer the listing of the Company’s common stock from The NASDAQ Global Market to The NASDAQ Capital Market.  The NASDAQ Capital Market is one of the three markets for NASDAQ-listed stock and operates in the same manner as The NASDAQ Global Market. Companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ's corporate governance standards. The Company’s common stock will begin trading on The NASDAQ Capital Market at the opening of business on June 21, 2012.  The Company’s common stock will continue to trade under the symbol “ACPW.”

As previously reported on December 19, 2011, NASDAQ notified the Company that its listed security no longer met the minimum $1.00 bid price per share requirement and subsequently the Company was unable to regain compliance within the 180-day period provided. NASDAQ has determined, however, that upon transfer to The NASDAQ Capital Market, the Company is eligible for an additional 180 calendar day period, or until December 17, 2012, to meet the minimum $1.00 bid price per share requirement. If at any time during this additional time period the closing bid price of the Company's security is at least $1.00 per share for a minimum of 10 consecutive business days, the Company will be in compliance with the requirement and the matter will be closed. If compliance is not regained, the Company’s common stock may be delisted, subject to the Company’s right to appeal the delisting determination at that time.

On June 20, 2012, the Company issued a press release announcing the transfer of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release of Active Power, Inc. dated June 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: June 20, 2012	By:	/s/John K. Penver
John K. Penver
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Active Power, Inc. dated June 20, 2012.